INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement on Form N-1A under the Securities Act of 1933, filed under Registration Statement No. 33-41245, relating to Accessor Funds, Inc., including Growth Fund, Value Fund, Small to Mid Cap Fund, International Equity Fund, Intermediate Fixed-Income Fund, Short-Intermediate Fixed-Income Fund, Mortgage Securities Fund, and U.S. Government Money Fund of our report dated February 11, 2000 appearing in the annual report to shareholders of Accessor Funds, Inc. for December 31, 1999 and to the references to us under the captions "Financial Highlights"and "Independent Auditors"in such Registration Statement.

/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

New York, New York
April 25, 2000